EXHIBIT 10.1


                             DISTRIBUTION AGREEMENT

         This Distribution Agreement between QuantRx Biomedical Corporation, a Nevada corporation ("Supplier"), with offices at 321 Norristown Rd., Suite 230, Ambler, PA 19002 and SYNOVA HEALTHCARE, INC., a Delaware corporation, ("Distributor" or "DISTRIBUTOR"), with its offices at 1400 North Providence Road, Suite 6010, Media, Pennsylvania, 19063, (the "Parties") is effective as of July 7, 2006 ("Effective Date").

                                   BACKGROUND

         Supplier manufactures and/or supplies products and seeks to establish or enhance distribution in certain territories. Distributor distributes products and seeks to distribute additional products to its customers. Supplier desires to appoint Distributor as an exclusive distributor in certain territories of certain products, accessories and related goods to be supplied by Supplier and Distributor desires to accept such appointment.

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby, and intending to be legally bound hereby, Distributor agrees to purchase and Supplier agrees to sell products upon the following terms and subject to the following conditions:

1.       DEFINITIONS

         The following terms have the meaning indicated here when used in this
Agreement:

         1.1 "Affiliate": With respect to either Party, means any person, firm, corporation, other legal entity which controls or is controlled by or under common control with such Party.

         1.2 "Products": Means all products, supplies, accessories, parts and needed goods listed in Exhibit 1 as well as any and all updates, enhancement sets, or follow-on products relating to the Products, and any other products that the Parties mutually agree to add to Exhibit 1.

         1.3 "Territory": Territory means the United States of America, which territory may be expanded pursuant to Section 3 below.

                                        2
2.       APPOINTMENT

         Supplier hereby appoints Distributor as the exclusive distributor of the Products in the Territory. Distributor agrees to use commercially reasonable efforts to promote, sell and support the Products to customers of the Products. Subject to Section 4 below, Supplier may not, directly or indirectly, appoint, license or otherwise grant to any third person the right to sell, promote, license or distribute the Products in the Territory. Distributor may not sublicense or appoint sub-distributors without the prior written approval of Supplier, and Distributor shall purchase all Products from Supplier. Notwithstanding anything to the contrary set forth in this Agreement, Distributor may not, directly or indirectly, sell or distribute, or take any actions to sell or distribute, the Products outside the Territory.

3. EXPANSION OF TERRITORY

         The term Territory shall be amended to include Canada and Mexico if Distributor meets the Minimum Sales Milestones for Year 1 as more fully described in Section 4 below. For the purpose of preserving DISTRIBUTOR'S rights in such an expanded Territory, Supplier shall not take any action that would frustrate or limit those rights, including, without limitation, directly or indirectly granting any distribution, licensing or similar rights to any third party for the Products in Canada or Mexico prior to the conclusion of Year 1 (and any applicable cure period).

4. EXCLUSIVITY MILESTONES AND TERMINATION

         The Distributor's exclusivity granted in Section 2 above is conditional upon its achieving the annual Exclusivity Milestones set forth below. In the event that the Distributor fails to achieve any one of the annual Exclusivity Milestones, unless such failure shall be as a direct result of Supplier's failure to deliver saleable Product in a timely manner or other action or failure to act, Supplier shall be entitled to cancel (a) the Distributor's exclusivity under this Agreement or (b) this Agreement, each upon thirty (30) days prior written notice; provided, however, if within such thirty (30) day period the Distributor cures or otherwise achieves the Exclusivity Target, the Distributor's exclusivity, or this Agreement as applicable, shall continue to be in effect; provided, further, however, if Supplier fails to prosecute or otherwise abase any actual or potential infringement, interference, or misappropriation of any right, title, or interest in or to the Products in the Territory of which it has actual knowledge, Supplier shall not have the right to cancel or terminate Distributor's exclusivity and/or this Agreement.

For purposes of the following, a "Unit" shall mean a box of 24 Product pads individually folded and wrapped in plastic with one package insert containing patient instructions. The pads shall be wrapped in plastic and folded substantially similar to the packaging samples provided to Distributor. "Net Unit Sales" shall mean Units sold to Distributor by Supplier.

                                      EXCLUSIVITY MILESTONES
                        YEAR              NET UNIT SALES
                                       (QUARTERLY/ANNUALLY)
                         1                     [*]
                         2                     [*]
                         3                     [*]
                         4                     [*]
                         5                     [*]

         Year one shall begin on the first day of the month immediately following the first shipment of Products by Distributor to its initial customer(s) ("Day 1") and such first shipment will occur on or before November 1, 2006. Each successive year shall be for the 12 month period immediately following the conclusion of the prior year.

5. FUTURE PRODUCTS

         Supplier shall offer to DISTRIBUTOR the right to be the exclusive distributor in the Territory of any and all future lines extensions and products or components intended to be used with the Products or its components for alternative hemorrhoid treatment or feminine healthcare treatment ("Future Products"). At such time when Supplier wishes to distribute any Future Products in the Territory, it will offer the opportunity to DISTRIBUTOR and the Parties shall engage in good faith negotiations regarding the terms and conditions, including but not limited to pricing, pursuant to which the Distributor will have the right to distribute Future Products in the Territory. If after thirty
(30) days the parties have been unable to reach an agreement and have acted in good faith, Supplier may enter into negotiations with third parties. If Supplier intends to enter into an agreement with a third party with respect to distribution of the Future Products in the Territory, it shall first offer to DISTRIBUTOR a right of first refusal with respect to such agreement. DISTRIBUTOR must exercise such right of first refusal within ten (10) business days after Supplier conveys the terms and conditions of such agreement. Notwithstanding anything to the contrary set forth in this Agreement, Distributor may not, directly or indirectly, sell or distribute, or take any actions to sell or distribute, Future Products outside of the Territory and does not have any right of first refusal with respect to the sale or distribution of Future Products outside the Territory.


[*] The redacted information (indicated by "[*]") is confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6. TERM OF AGREEMENT

         The initial term of this Agreement shall commence on The Effective Date and, unless sooner terminated as provided in the Agreement, shall continue in effect for a period of five (5) years after Day 1. This Agreement shall automatically renew thereafter for successive one (1) year periods unless either Party gives notice of termination no later than sixty (60) days prior to expiration of the then-current term.

7. ENGAGEMENT FEE AND SHARED REVENUE

         7.1 Upon execution of this Agreement, DISTRIBUTOR shall pay to Supplier an engagement fee equal to $500,000. The Engagement Fee shall be non-refundable unless Supplier is in material breach of any of the representations and warranties set forth in Section 16 hereof, including, without limitation,
Section 16.1.3 relating to ownership of intellectual property. In consideration of the Engagement Fee, Supplier may not sell or offer an alternative or competing product that is competitive with the Products in the Territory, such as the QuantRX/A-Fem Pad, for use in the treatment of hemorrhoids. Notwithstanding the foregoing, Supplier may make limited internet sales of such competing products (not to exceed $250,000 in the aggregate) until such time as DISTRIBUTION'S gross sales exceed $2 million in the aggregate.

         7.2 In addition, consideration of Supplier's supply chain and other services hereunder, DISTRIBUTOR shall pay an amount equal to [*] percent of its net sales of Products to Supplier. Net sales shall be calculated for the period ending September 30, 2006 and thereafter for successive three month periods. The fee shall be due and payable within thirty (30) days after the end of each three months period. Upon request by Supplier, DISTRIBUTOR shall provide Supplier with reasonably detailed information supporting its calculation of net sales. The Supplier will have the right to reasonably audit the sales records of the Distributor once annually at the Distributor's location and the Supplier's expense.

8. PRICES AND PAYMENTS

         8.1 The Prices for the Products shall be as set forth in Exhibit 1. Prices include the Product, freight, duties and insurance to the F.O.B. destination of Portland, Oregon. Supplier shall provide written notice to DISTRIBUTOR of any price increase no later than ninety (90) days prior to the effective date of the price increase and may not increase prices prior to January 1, 2008. Any price increases shall be commercially reasonable. DISTRIBUTOR shall pay any and all sales taxes or other amounts levied upon the sale, transportation, delivery use or consumption of the Products.



[*] The redacted information (indicated by "[*]") is confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

         8.2 All purchase orders shall be deemed to incorporate the pricing, delivery and other terms of this Agreement and no terms or conditions set forth in any purchase order shall modify the provisions of this Agreement unless mutually agreed in a writing signed by authorized officers of each Party.

         8.3 Distributor's payment for all orders shall be net thirty (30) days after receipt of invoice by DISTRIBUTOR.

         8.4 Interest shall accrue on any delinquent amounts of the lesser of ten (10%) percent per year and the maximum rate permitted by applicable law.

9.       TERMINATION

         9.1 If either Party materially breaches or fails to perform any of the obligations imposed upon it under the terms of this Agreement, the other Party may terminate the Agreement if the breaching Party fails to cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching party.

         9.2 To the extent permitted by law, if either Party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned for the benefit of creditors, the other Party may terminate this Agreement immediately upon notice to the other Party and may cancel any unfulfilled obligations.

         9.3 Upon the termination of this Agreement by either Party for any reason whatsoever.

                  9.3.1 DISTRIBUTOR shall immediately remit all sums due and owing to Supplier or to become due and owing to Supplier whether for Products purchased prior to the effective date of termination or otherwise;

                  9.3.2 DISTRIBUTOR shall immediately cease to represent itself as an authorized distributor of the Products and shall otherwise desist from all conduct or activity which might lead Distributor's customers or potential customers or the public to believe that DISTRIBUTOR is authorized by Supplier to sell Products;

                  9.3.3 DISTRIBUTOR shall immediately return to Supplier all brochures, materials and other information which DISTRIBUTOR may have in its possession concerning the Products;

                  9.3.4 DISTRIBUTOR shall immediately advise Supplier in writing as to the quantity of Products it currently possesses as of the termination of this Agreement and shall follow any reasonable instructions from Supplier regarding the disposal of any remaining Products; provided, however, Supplier may, at its sole option, repurchase from DISTRIBUTOR any or all remaining Products, including demonstration equipment, then constituting the stock and inventory of DISTRIBUTOR at a price equal to the price paid by DISTRIBUTOR for such Products.

10. THE DISTRIBUTOR'S UNDERTAKINGS.

         During the term of this Agreement the Distributor shall faithfully and diligently perform its obligations as a distributor of the Products in the Territory, and use its commercially reasonable efforts to promote and increase the sale of the Products, including without limitation:

         10.1 Refrain from exporting the Products outside the Territory, and refrain from selling the Products, directly or indirectly, to any customer that the Distributor has reason to believe intends to export the Products outside the Territory;

         10.2 Refrain from acting outside the Territory in any way whatsoever with respect to the Products;

         10.3 Maintain adequate levels of inventory of the Products to meet its anticipated requirements for the Products from the customers in the Territory;

         10.4 Refrain from having any other person or company distribute the Products for it without Supplier's prior written approval;

         10.5 Appoint and maintain appropriate professional personnel to direct and handle its activities as a distributor for the Products and provide its personnel with adequate facilities with respect to the performance of its obligations hereunder;

         10.6 Appoint a product manager who will also be the contact person with Supplier.

11. SUPPLY CHAIN SERVICE AND PERFORMANCE REQUIREMENTS

         11.1 On the first day of each calendar quarter, commencing January 1, 2007, Distributor shall provide Supplier with a rolling good faith forecast showing anticipated requirements for the subsequent 180 day period (the "Forecast").

         11.2 DISTRIBUTOR will submit fax or electronic purchase orders to Supplier. Supplier will provide fax or electronic order acknowledgment within three (3) business days from the receipt of purchase orders. Order acknowledgement will include: (a) verification at the item level of shipment date, ship-from location, and shipment mode/carrier, and (b) order confirmation number.

         11.3 DISTRIBUTOR shall be responsible for boxing and packaging the Products into Units as specified in Section 4. Distributor shall be responsible for all packaging design and costs.

                  Supplier agrees to use commercially reasonable efforts to ship all orders within ten (10) business days following order acknowledgement, unless directed otherwise by or agreed to by DISTRIBUTOR, but in all events will ship order within 30 days following order acknowledgement; provided, however, that to the extent DISTRIBUTOR places an order that is not reasonably related to the requirements set forth in the Forecast, Supplier shall only be obligated to use commercially reasonable efforts to fulfill any excess requirements and it shall not be considered a breach of this Agreement if Supplier fails to ship any such excess requirements.

         11.4 Supplier shall provide a first-pass line fill rate of at least ninety-five percent (95%), measured monthly. This is defined as total purchase order lines received one hundred percent (100%) complete on the first-pass (initial receipt) during the month, divided by the total number of lines received during the same month. Supplier shall be entitled to partial credit for partially filled lines.

         11.5 Supplier agrees to provide an average lead time of less than or equal to twenty (20) business days. The average lead time is defined as order date subtracted from receipt date for each purchase order line received during the month, divided by the total number of lines received during the same month. The last receipt date will be used whenever multiple receipts occur for a line.

         11.6 Supplier shall provide DISTRIBUTOR with annual calendars indicating holiday or other closures of shipping and customer service operations, and will provide at least thirty (30) days advance notice, in writing, of any changes to this calendar.

         11.7 Supplier shall provide a packing list with Distributor's purchase order number, Supplier's item number, quantity shipped and date shipped with each shipment. If applicable, the packing list should also provide serial number, lot of each number, NDC and/or UPC number, and expiration date. There should be no more than one DISTRIBUTOR purchase order number per Supplier packing list, and all packing lists should b be printed in Supplier part number sequence indicating split shipments and backorders, as applicable.

         11.8 Supplier shall preserve, package, handle, and pack Products so as to protect the Products from loss or damage, in conformance with good commercial practice, government Regulations, and other applicable requirements. Supplier shall mark the exterior of the boxes with the associated Supplier item number and serial number, lot or batch number; NDC and/or UPC number as applicable, of the contents. Supplier shall also provide this information on the exterior of the boxes in bar-code format. Supplier shall be responsible for any loss or damage due to its failure to properly preserve, package, handle, or pack Products. DISTRIBUTOR shall not be required to assert any claims for such loss or damage against the common carrier involved. Supplier will ship Products in the final packaging as intended to be received by the end user as ordered.

         11.9 Supplier will not apply any miscellaneous, transportation, handling, HAZMAT, accessorial, minimum order or pallet charges, subcharges or fees to any DISTRIBUTOR purchase orders or deliveries unless: (a) specifically approved in this agreement, and (b) otherwise agreed by the parties.

         11.10 Title to Products and risk of loss or damage will pass to DISTRIBUTOR when Products are accepted and received by the DISTRIBUTOR location in Portland,

Oregon. Items lost or damaged in transit, including concealed losses and damage, will be promptly replaced and shipped at no charge to DISTRIBUTOR, or credit for those items will be immediately issued to DISTRIBUTOR, at DISTRIBUTOR's discretion.

         11.11 Supplier shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders. DISTRIBUTOR and Supplier each agree, warrant and certify that in performance of this Agreement it will fully comply with the provisions of the Social Security Act, Section 1128B(b) (42 U.S.C. Section 1320a-7b(b)) which prohibit the knowing or willful offer, solicitation or receipt of any remuneration, including discounts and/or rebates, directly or indirectly, in return for purchasing, leasing or ordering or arranging for or recommending the purchase, lease or order, or any services or items, including any Products, for which payment may be made in whole or in part under a federal health care program. This provision shall survive termination or expiration of this Agreement for any reason.

12. ADVERTISING, PROMOTIONS, TRADEMARK; AND COPYRIGHTED MATERIAL

         12.1 Supplier shall provide sample quantities of current or new sales literature, artwork, advertising materials, promotional plans and (other information or programs reasonably related to this Agreement and the Products ("Advertising Materials").

         12.2 DISTRIBUTOR will evaluate requirements and define promotional plans that DISTRIBUTOR will utilize in connection with marketing and promoting the Products.

         12.3 DISTRIBUTOR will have the right in is sole discretion to develop trademarks, trade dress, sales literature, artwork, advertising materials, promotional plans and other information and intellectual property relating to the Products ("Distributor Mark and Materials). DISTRIBUTOR will be the exclusive owner of the Distributor Mark and Materials. Nothing in this Agreement shall be deemed to grant or convey to Supplier any right, title or interest to the Distributor Mark and Materials either during the Term or after Termination of this Agreement and Supplier shall not use the Distributor Mark or Materials in any manner.

13. SALES, MARKETING AND SUPPORT OBLIGATIONS

         13.1 DISTRIBUTOR shall use commercially reasonable efforts to handle and resolve feedback from its customers. [Supplier shall have ultimate responsibility for resolution of Product related issues. Supplier shall provide complete technical support to customers for all Products.] Any questions or issues related to packaging or Distributor Mark and Materials will be the responsibility of the Distributor.

         13.2 Supplier shall provide marketing, demonstration and sales support for DISBTRIBUTOR's sales and distribution efforts under this Agreement.

14. QUALITY ASSURANCE

         14.1 Supplier agrees to maintain appropriate certification status and compliance with the Food and Drug Administration's ("FDA") Quality System Regulations, the Medical Device Directive and/or all other applicable regulations. As manufacturer, Supplier will comply in all material respects with all applicable regulations and standards that pertain to it as a manufacturer of the Products.

15. MODIFICATION OF PRODUCTS

         15.1 DISTRIBUTOR shall have the right to add notations or markings to the Product packaging with respect to meeting requirements of DISTRIBUTOR warehouse automation and operating systems. Neither DISTRIBUTOR nor its customers shall have the right to make any other modifications to the Products or Product packaging.

         15.2 Supplier may consult with DISTRIBUTOR with respect to new Products and any design changes or modifications to Products; however, Supplier shall not be required to use the input, suggestions or advice provided by DISTRIBUTOR.

         15.3 Supplier shall provided DISTRIBUTOR with written notice of all material Product modifications or Product packaging modifications not less than thirty (30) days prior to the last order date for the unmodified Product, including shipping case dimensions and weight.

16. REPRESENTATIONS AND WARRANTIES

         16.1 Supplier, represents, warrants and covenants to DISTRIBUTOR that:

                           16.1.1 Supplier is and will continue to be a duly
                  formed and validly existing entity in good standing under the laws of the state of its organization.

                           16.1.2 Supplier has the full right, power and
                  authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

                           16.1.3 Supplier has sufficient legal and/or
                  beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement, and neither the Products nor Distributor's exercise of any rights to the Products granted under this Agreement will violate, infringe upon, or misappropriate any intellectual property rights of any person or entity. There is no material unauthorized use, infringement or misappropriation of any its intellectual property rights by third parties relevant to the Product or other rights granted under this Agreement. As used herein, "intellectual property rights" shall mean all intellectual property rights, including, but not limited to patent rights, copyrights, and rights in trademarks, trade secrets, and confidential and/or proprietary chemical substances, technical information, data and assays necessary or useful to make, use or sell the Product. To the best of Supplier's knowledge, there is no patent issued to a third party that would be infringed by the manufacture, use or sale of Product.

                           16.1.4 The execution, delivery and performance by
                  Supplier under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary actions by Supplier. This agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of Supplier enforceable in accordance with its terms.

                           16.1.5 The execution, consummation of the
                  transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not materially conflict with, result in a material breach of, or constitute a material default under any of the terms, conditions or provisions of Supplier's constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which Supplier is a party of by which Supplier may be bound or affected or to which Supplier is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

                           16.1.6 Supplier is in compliance in all material
                  respects with all applicable laws and regulations relating to the sale, distribution or use of the Products in the Territory. Supplier has completed the general FDA certification activities and received any and all necessary FDA clearance for the Products.

         16.2 DISTRIBUTOR, represents, warrants and covenants to Supplier that:

                           16.2.1 DISTRIBUTOR is and will continue to be a duly
                  formed and validly existing entity in good standing under the laws of the state of its organization.

                           16.2.2 DISTRIBUTOR has the full right, power and
                  authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

                           16.2.3 The execution, delivery and performance by
                  DISTRIBUTOR under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary actions by DISTRIBUTION. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligations of DISTRIBUTOR enforceable in accordance with its terms.

                           16.2.4 The execution, consummation of the
                  transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not materially conflict with, result in a material breach of, or constitute a material default under any of the terms, conditions or provisions of DISTRIBUTOR'S constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which DISTRIBUTOR is a party or by which DISTRIBUTOR may be bound or affected or to which DISTRIBUTOR is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

                           16.2.5 DISTRIBUTOR is in compliance in all material
                  respects with all applicable laws and regulations relating to the sale, distribution or use of the Products in the Territory. DISTRIBUTOR has completed the general FDA certification activities and received any and all necessary FDA clearance for the Products. DISTRIBUTOR is duly registered as a medical device distributor under applicable FDA rules and regulations.

17.      WARRANTIES

                  The Products listed on the attached Exhibits are covered by a written warranty (the "User Warranty"), which is the sole warranty relating to the customer's use of the Products. Supplier shall provide written User Warranties with all Products sold to DISTRIBUTOR hereunder and DISTRIBUTOR shall include the User Warranty in all contracts, sales agreements, or other documents, with and to end users of the Products. To the extent that the Distributor provides a warranty to its customers and/or end-users other than the aforesaid warranty (or the translated version thereof) (the "DISTRIBUTOR WARRANTY"), Supplier shall not be liable to the Distributor or any other person for any damage or loss of whatsoever nature resulted from such Distributor Warranty and the Distributor will assume full liability and indemnify and save Supplier harmless against any and all loss, damage or expense of any kind arising out of any claim made against Supplier by any person for breach of the DISTRIBUTOR WARRANTY, which is in excess of the warranties contained in this section 16. EXCEPT AS AFORESAID, THE WARRANTIES STATED IN SECTIONS 16 AND 17 ALL ARE THE SOLE WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

18. COMPLAINTS, QUALITY RECORDS AND RECALLS

         18.1 DISTRIBUTOR will promptly notify, in writing, Supplier's quality assurance department of all Product complaints and regulatory/conformance issues that may affect the marketability of Products. Supplier shall notify the appropriate regulatory agent(s) if required and shall conduct any safety investigations or other necessary follow-up activities. DISTRIBUTOR will provide any information essential to such activities. Supplier will promptly notify DISTRIBUTOR if corrective action is necessary in the Territory.

         18.2 In the event of any recall of a Product required by a governmental agency for safety or efficacy reasons, or requested by Supplier at its sole discretion, Supplier agrees to repair or replace at its own cost and expense all Products subject to the recall and previously delivered to DISTRIBUTOR or DISTRIBUTOR customers. Supplier also agrees to consult with DISTRIBUTOR to establish a reasonable process for managing the recall. Supplier shall be responsible for all reasonable expenditures incurred by DISTRIBUTOR (including, but not limited to shipping, labor and travel costs) consistent with the recall process agreed to by the Parties and consistent with HIDA and HDMA industry guidelines. In the event the recall is not required by a governmental agency for safety or efficiency reasons, but is instead requested by Supplier at its sole discretion, Supplier will be responsible for determining the scope of the recall, including the number of units, timeframe for the recall, and criteria for completion, at no cost or expense to DISTRIBUTOR.

19. FORCE MAJEURE

         No Party to this Agreement shall be liable for failure or delay of performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control including, without limitation, natural disasters, fires, earthquake or storm, strikes, material shortages, failures of public utilities or common carriers, acts of war, terrorism or intervention, acts, restraints or regulations of any governmental authority, including compliance with any order of any governmental considerations, or other causes beyond Supplier's or Distributor's reasonable control; provided that such delay or failure shall be remedied by such Party as soon as possible after removal of the cause of such failure. A Party suffering such delay or which expects to suffer such delay shall promptly notify the other Party in writing of the cause and expected duration of such delay. In the event a delay lasts or is expected to last more than thirty (30) days, the other Party shall have the option to immediately terminate this Agreement upon written notice.

20.      CONFIDENTIALITY

         20.1 Return of Confidential Information. Each Party shall return to the other all Confidential Information (as defined below) received from that other Party, along with all copies thereof, immediately upon the termination of this Agreement.

         20.2 Remedies. Each Party shall be liable to the other for damages caused by any breach of this Section 19 or by any unauthorized disclosure or use of the other's Confidential Information by such Party or third parties to whom unauthorized disclosure was made. In addition to any other rights or remedies which may be available to it, each Party shall be entitled to seek appropriate injunctive relief or specific performances to prevent unauthorized use or disclosure of Confidential Information. Each Party acknowledges and agrees that the unauthorized use or disclosure of the other Party's Confidential Information will cause irreparable injury to the other Party and that money damages will not provide adequate remedy to the other Party.

         20.3 Confidential Information. The business and technical information developed or acquired by, or entrusted by a third party to, each Party, including, but not limited to, customer lists, names, contact information, addresses, telephone numbers, email addresses, Product designs, manufacturing processes, Product pricing and pricing strategies, business plans, and all related trade secrets (collectively, "Confidential Information") are the exclusive property of such Party, are among such Party's valuable assets, and their value to that Party may be lost by their unauthorized use or disclosure to persons or entities not related to such Party. Neither Party shall, directly or indirectly, use the other Party's Confidential Information received hereunder (other than directly in connection with its obligations hereunder) or disclose or disseminate it to any party or entity during the term of this Agreement or at any time thereafter (subject to the exceptions below), regardless of the reason for such expiration, without the express written consent of the other Party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was properly and lawfully known to the receiving Party at the time of receipt without any misconduct on the receiving Party's part; (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the Party from a third party who did not thereby violate any confidentiality obligations to the disclosing Party; or (iv) is required by applicable law to be divulged.

21.      INDEMNIFICATION

         Supplier shall, except as otherwise provided below, indemnify, and hold DISTRIBUTOR harmless from, and defend or settle DISTRIBUTOR against any claim made or any suit, hearing or proceeding, including, but not limited to, all losses, costs, damages, and expenses (including, without limitation, reasonable attorneys fees) incurred by DISTRIBUTOR in connection therewith, brought against DISTRIBUTOR and its Affiliates, subsidiaries, assigns, subcontractors, and customers, arising out of or relating to an allegation that any Product infringes, violates, or misappropriates a patent, copyright, trademark, trade secret, or other intellectual property right of any third party or that any Product causes or caused death, personal injury, or illness. DISTRIBUTOR shall
(a) promptly notify Supplier in writing of any such claim, (b) reasonably cooperate with Supplier in connection with the defense of such claim, and (c) give Supplier the sole authority to defend or settle the claim (at Supplier's expense) (but Supplier will not settle any claim without DISTRIBUTOR's advance written consent, which not be withheld unreasonably). In the event the Product is held to infringe, violate and/or misappropriate and the use or sale of said Product is enjoined, or it is reasonably believed that such could be the case, Supplier shall have the option, at its own expense, to procure for DISTRIBUTOR the right to continue using or selling said Product, or replace same with a non-infringing Product, or modify same so it becomes non-infringing. In the event Supplier is unable to accomplish either of the foregoing remedies after using commercially reasonable efforts to do so, Supplier shall grant a refund to DISTRIBUTOR of the price paid by DISTRIBUTOR for any of such Products returned to Supplier by DISTRIBUTOR. Notwithstanding anything to the contrary above, in no event shall Supplier have any liability under this Section for any such claims resulting from (a) modifications to the Products by anyone other than Supplier where the unmodified Products do not infringe and Supplier did not authorize the modification; or

(b) the combination of the Products with other products not provided or authorized by Supplier.

22. LIMITATION OF LIABILITY

         WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCLUDING CLAIMS FOR INDEMNIFICATION UNDER SECTION 20 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (INCLUDING BUT NOT LIMITED TO SUCH PARTY'S AFFILIATES AND CUSTOMERS) FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONJUNCTION WITH OR ARISING OUT OF THE PERFORMANCE UNDER THIS AGREEMENT OR THE USE OR PERFORMANCE OF PRODUCTS AND SUPPORT SERVICES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

23. CONFLICT RESOLUTION

         23.1 Each Party shall designate (in writing, if required by the other Party) a relationship manager responsible for the day to day management and coordination of the Party's performance under this Agreement, and the Parties' communications, transactions and relationship with each other. The relationship managers shall address conflicts that arise relative to this Agreement. If these relationship managers cannot resolve such conflicts, then Supplier and DISTRIBUTOR shall promptly establish a review board compromised of appropriate members of management from Supplier and DISTRIBUTOR to resolve the conflict.

         23.2 In the event that the review board of the Parties does not resolve a dispute within thirty (30) days from the date the review board is established, then the Parties agree to submit the dispute to non-binding mediation in Philadelphia, PA. If the Parties do not resolve the dispute through mediation within thirty (30) days thereafter, then either of the Parties may elect to pursue any remedies available at law.

24.      GENERAL

         24.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith. No amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the Parties hereto. No form, invoice, bill of lading, shipping document, order, receipt or other document shall operate to supersede, modify or amend any provisions of this Agreement, even if DISTRIBUTOR has initiated, signed or otherwise acknowledged such document, unless the document expressly states that it modifies or amends this Agreement and is signed by an authorized representative of DISTRIBUTOR and Supplier. Neither Party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. All Exhibits attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. Terms that are defined in this Agreement, and used in any Exhibit, have the same meaning in the Exhibit as in this Agreement.

         24.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail or delivered either by hand or messenger, or sent via fax, addressed to the address set forth in the introduction paragraph of this Agreement. Any notice or other communication so addressed and mailed by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed. Any notice or other communication so addressed and delivered by hand, by messenger or by fax shall be deemed to be given when actually received by the addressee.

         24.3 Assignment. Neither Party may assign nor delegate the performance of its duties hereunder without the other Party's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement to a wholly owned subsidiary or to a purchaser or transferee of all or substantially all of the business assets dedicated to the Products.

         24.4 Venue and Jurisdiction. The laws of the Commonwealth of Pennsylvania will govern any disputes arising in connection with this Agreement (without regard for its conflicts of laws rules). Subject to Section 22 above, Supplier and DISTRIBUTOR hereby consent to the exclusive jurisdiction and venue of the courts located in New York County, New York.

         24.5 Attorneys' Fees. In any action relating to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other appropriate relief.

         24.6 Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement shall not be affected and the offending provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law, and, in its modified form, the provision shall then be enforceable and enforced.

         24.7 Captions. The section headings and captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor substantively affect it in any way.

         24.8 Relationship. The relationship of the Parties shall be that of independent contractors and nothing in this Agreement shall be deemed to create a partnership or joint venture between the Parties. Neither Party shall hold itself out as the agent of the other, nor shall either Party incur any indebtedness or obligations in the name of, or which shall be binding on the other, without the prior written consent of the other. Each Party assumes full responsibility for its own personnel under laws and regulations of the governmental authorities of the applicable jurisdiction.

         24.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         24.10 Enforcement. Supplier promptly shall notify Distributor, in reasonable detail, of any known infringement or potential infringement or intellectual property rights related to the Products. If Supplier fails to take commercially reasonable steps to abate such infringement or potential infringement, or, upon inquiry, indicates that it does not intend to do so, Distributor shall have the right to do so independently upon notice to Supplier. The total cost of any infringement action commenced or taken by a party related to the Products shall be borne by the party taking the action, and such party shall have the right to attain any recovery or damages for infringement derived therefrom. The party not taking the action shall reasonably cooperate with and assist the other party with its efforts in taking the action.

         24.11 Supplier shall notify Distributor in writing within three (3) business days after each of the following events: (a) Supplier receives or delivers a notice of termination of any agreement pursuant to which it is granted a right to use, distribute, market, sell, offer for sale, make, or manufacture the Products ("Senior Agreement"); (b) Supplier receives, or delivers, a notice that it, or, as the case may be, another party, is in breach of any Senior Agreement; and, (c) Supplier receives or delivers a notice threatening a termination of a Senior Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement to be exercised by their duly authorized representatives.


SYNOVA HEALTHCARE, INC.                           QUANTRX BIOMEDICAL CORPORATION
a Delaware Corporation

By:       /s/ Stephen King, CEO                   By:    /s/ Walton Witshkin
          ---------------------                   --------------------------

Printed:  Stephen King, CEO                       Printed:  Walton Witshkin

                                                  Its: President and CEO
                                                  --------------------------


                   [Signature Page to Distribution Agreement]

EXHIBIT 1

                                    PRODUCTS

         THE PRODUCT COMMONLY REFERRED TO BY SUPPLIER AS HEMORRHOID PADS

         1. For the purpose of this Agreement, the Products shall mean emollient coated and uncoated shaped hemorrhoid pads.

         2. Hemorrhoid PADs are for use in humans for hemorrhoid treatment and anal hygiene.

         3. Hemorrhoid PADs and emollient are US FDA Class I OTC products, and described in monographs published by the US FDA, which lists ingredients, use, and waived claims.

                               PRICING INFORMATION

$US [*] PER UNIT (24 per Unit) (plus costs of packaging if Distributor engages Supplier to do packaging).








[*] The redacted information (indicated by "[*]") is confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.